Exhibit 99.1

LifeMap Solutions and Mount Sinai – National Jewish Health Respiratory Institute Launch Pilot Program of COPD Navigator App

App for Patients is First Component of Broader Chronic-Condition Platform that Integrates with “Smart” Inhaler Technology and Clinician Dashboard

SAN JOSE, Calif.--(BUSINESS WIRE)--March 31, 2015--LifeMap Solutions, an emerging digital therapeutics provider and subsidiary of BioTime, Inc. (NYSE MKT: BTX), today launched a pilot program for COPD Navigator, an Apple HealthKit-compliant iOS app that helps patients monitor and manage the symptoms of COPD. Developed in close partnership with researchers from the Icahn School of Medicine at Mount Sinai and with COPD experts from the Mount Sinai – National Jewish Health Respiratory Institute, COPD Navigator harnesses the power of mHealth (mobile health) technology and big data analysis to provide COPD patients with an engaging, interactive coach in their pocket. A patient’s doctor specifies the app’s settings and communications. During the pilot program, physicians at The Respiratory Institute will work with patients who use the COPD Navigator iPhone app with the goal of improving their self-management of COPD.

“Chronic Obstructive Pulmonary Disease—COPD—is the third leading cause of death in the US, and it affects an estimated 24 million Americans. But patients can slow the progression of the disease and improve quality of life through effective self-management,” said Corey Bridges, CEO of LifeMap Solutions. “The promise of the mHealth revolution is to empower patients with self-management tools that are engaging and easy to use. COPD Navigator is the first product in our suite of chronic-condition apps, which fulfill that promise.”

“We’ve worked with the LifeMap team to help them design an app that leverages evidence-based care guidelines, behavioral science, and patient data to deliver personalized information with the purpose of achieving better outcomes at lower costs,” said Charles Powell, MD, CEO of Mount Sinai – National Jewish Health Respiratory Institute. “As physicians, our goals throughout product development were to help LifeMap produce a product that integrates easily into a care team’s workflow and to maximize benefit to patients.”

COPD Navigator: First Component of Disease Management Platform

COPD Navigator tracks patient data that includes symptoms, medication and treatment adherence, and overall quality of life. This information is presented in an easy-to-understand and configurable graph that empowers the patient to recognize patterns in their own health history, as well as to send this information to their doctor. Additionally, the app helps patients avoid environmental risk factors by providing real-time alerts about local air quality and extreme weather, and it delivers educational content from leading respiratory hospital, National Jewish Health.

The COPD Navigator app is the first component of LifeMap’s larger COPD management platform, which also includes Bluetooth-enabled inhaler technology and a clinician dashboard for care providers. Through its support for Apple’s HealthKit technology, COPD Navigator accepts inhaler usage information from any HealthKit-compliant, Bluetooth-enabled, “smart” inhaler device. In the pilot program at Mount Sinai, LifeMap Solutions is providing a smart device of its own design, allowing the app to know automatically when the patient has used their inhaler. This inhaler-usage information helps the app track medication adherence and identify potential environmental and behavioral triggers of exacerbations, which are episodes in which COPD symptoms suddenly get much worse. Identifying trends and individual triggers can help patients improve the overall quality of their health and avoid circumstances that worsen their condition.

The other major component of LifeMap’s COPD platform, the clinician dashboard for care providers, is a HIPAA-compliant tool that offers a view of the health status of their patient populations. Providers can also examine a specific patient’s record to see that patient’s care plan adherence and symptoms over time. They can flag high-risk patients, set rules for events-based alerts, and intervene early with the goal of reducing the risk of acute exacerbations. The clinician dashboard also enables care providers to send health alerts and reminders to their patients.

Leveraging Big Data to Unlock New Findings

As part of the company’s partnership with the Icahn School of Medicine at Mount Sinai, LifeMap Solutions is working with the Icahn Institute for Genomics and Multiscale Biology to provide unprecedented amounts of secure, anonymized data to facilitate ongoing research into COPD and other medical conditions. The team plans to use this data to develop algorithms for predicting exacerbations, identifying effective interventions, and personalizing care plans based on demographics, lifestyle, and clinical history. In addition to COPD Navigator, LifeMap Solutions plans to release more apps to address other chronic diseases in the near future.

“The analysis of the health outcomes and data captured from mHealth apps and devices informs the development of an expanded disease management platform,” said Eric Schadt, PhD, Director of the Icahn Institute for Genomics and Multiscale Biology at Mount Sinai. “This platform provides a comprehensive solution for treatment of chronic diseases, including further opportunities for clinician engagement with patients.”

The COPD Navigator app is expected to be commercially available in the second half of 2015.

About LifeMap Solutions, Inc.

LifeMap Solutions is developing innovative digital therapeutics in partnership with the Icahn Institute for Genomics and Multiscale Biology, which is located within the Icahn School of Medicine at Mount Sinai. LifeMap digital therapeutic solutions integrate health and wellness information with care team guidance into a secure mHealth platform that empowers the patient to make better choices to achieve optimal health outcomes. LifeMap Solutions is a subsidiary of BioTime, Inc. LifeMap Solutions is headquartered in San Jose, California.

For more information, please visit www.lifemap-solutions.com.

About Mount Sinai Health System

The Mount Sinai Health System is an integrated health system committed to providing distinguished care, conducting transformative research, and advancing biomedical education. Structured around seven member hospital campuses and a single medical school, the Health System has an extensive ambulatory network and a range of inpatient and outpatient services from community-based facilities to tertiary and quaternary care.

The System includes approximately 6,600 primary and specialty care physicians, 12 minority-owned free-standing ambulatory surgery centers, over 45 ambulatory practices throughout the five boroughs of New York City, Westchester, and Long Island, as well as 31 affiliated community health centers. Physicians are affiliated with the Icahn School of Medicine at Mount Sinai, which is ranked among the top 20 medical schools both in National Institutes of Health funding and by U.S. News & World Report.

For more information, visit http://www.mountsinai.org, or find Mount Sinai on Facebook, Twitter and YouTube.

About Mount Sinai – National Jewish Respiratory Health Institute

The Icahn School of Medicine at Mount Sinai, a top-ranked academic medical center in New York City, and National Jewish Health, the nation’s leading respiratory hospital based in Denver, Colorado, have partnered to create the Mount Sinai – National Jewish Health Respiratory Institute. Combining the strengths of both entities into an integrated Respiratory Institute brings together leading expertise in diagnosing and treating all forms of respiratory illness and lung disease, including asthma, chronic obstructive pulmonary disease (COPD), interstitial lung disease (ILD) and bronchiectasis. The Respiratory Institute creates new options for patients in New York City and the surrounding region. Through the integration of research advances, clinical skill and patient-focused processes and protocols, the Respiratory Institute offers a model for the state-of-the-art delivery of multidisciplinary, outcomes-driven care, and for the application of personalized medicine for the treatment of respiratory disease.

For more information, please visit: http://therespiratoryinstitute.org/.

About BioTime, Inc.

BioTime, Inc., a pioneer in regenerative medicine, is a clinical-stage biotechnology company. BioTime and its subsidiaries are leveraging their industry-leading experience in pluripotent stem cell technology and a broad intellectual property portfolio to facilitate the development and use of cell-based therapies and gene marker-based molecular diagnostics for major diseases and degenerative conditions for which there presently are no cures. The lead clinical programs of BioTime and its subsidiaries include: OpRegen®, currently in a Phase I/IIa trial for the treatment of the dry form of age-related macular degeneration; AST-OPC1, currently in a Phase I/IIa trial for spinal cord injuries; Renevia™, currently in a pivotal trial in Europe as an injectable matrix for the engraftment of transplanted cells to treat HIV-related lipoatrophy; and PanC-Dx™ cancer diagnostics, which are completing initial clinical studies for bladder, breast, and lung cancer. AST-VAC2, a cancer vaccine, is in the pre-clinical trial stage.

BioTime’s subsidiaries include: publicly-traded Asterias Biotherapeutics, Inc. (NYSE MKT: AST), developing pluripotent stem cell-based therapies in neurology and oncology, including AST-OPC1 and AST-VAC2; Cell Cure Neurosciences Ltd., developing stem cell-based therapies for retinal and neurological disorders, including OpRegen®; OncoCyte Corporation, developing PanC-Dx™ cancer diagnostics; LifeMap Sciences, Inc., developing and marketing an integrated on-line database resource for biomedical and stem cell research; LifeMap Solutions, Inc., a subsidiary of LifeMap Sciences, developing mobile health (mHealth) products; ES Cell International Pte Ltd, which has developed cGMP compliant human embryonic stem cell lines that are being marketed by BioTime for research purposes under the ESI BIO branding program; OrthoCyte Corporation, developing therapies to treat orthopedic disorders, diseases and injuries; and ReCyte Therapeutics, Inc., developing therapies to treat a variety of cardiovascular and related ischemic disorders.

For more information, please visit: www.biotimeinc.com.

CONTACT:
Media Relations Contacts
TriplePoint for LifeMap Solutions
415-955-8500
lifemap@triplepointpr.com
or
BioTime, Inc.
Judith Segall, 510-521-3390 ext. 301
jsegall@biotimemail.com
or
Gotham Communications, LLC
Bill Douglass, 646-504-0890
bill@gothamcomm.com